UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO §240.13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO §240.13d-2

(Amendment No. 1)*

NEWLEAD HOLDINGS LTD.
(Name of Issuer)
COMMON STOCK, $0.01 PAR VALUE
(Title of Class of Securities)
G64626 149
(CUSIP Number)
December 31, 2013
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☑ Rule 13d-1(c)

☐ Rule 13d-1(d)

(Page 1 of 9 Pages)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13G

CUSIP No. G64626 149	Page 2 of 9 Pages

1.	NAMES OF REPORTING PERSONS MG Partners Limited
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Gibraltar
NUMBER OF SHARES BENEFICIALLY OWNED BY	5.	SOLE VOTING POWER -0-
	6.	SHARED VOTING POWER -0-
EACH REPORTING PERSON WITH	7.	SOLE DISPOSITIVE POWER 2,990,608
	8.	SHARED DISPOSITIVE POWER -0-
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,990,608
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 8.93%
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

SCHEDULE 13G

CUSIP No. G64626 149	Page 3 of 9 Pages

1.	NAMES OF REPORTING PERSONS Magna Gibraltar Investments LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY	5.	SOLE VOTING POWER -0-
	6.	SHARED VOTING POWER -0-
EACH REPORTING PERSON WITH	7.	SOLE DISPOSITIVE POWER 2,990,608
	8.	SHARED DISPOSITIVE POWER -0-
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,990,608
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 8.93%
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

SCHEDULE 13G

CUSIP No. G64626 149	Page 4 of 9 Pages

1.	NAMES OF REPORTING PERSONS Hanover Holdings I, LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION New York
NUMBER OF SHARES BENEFICIALLY OWNED BY	5.	SOLE VOTING POWER -0-
	6.	SHARED VOTING POWER -0-
EACH REPORTING PERSON WITH	7.	SOLE DISPOSITIVE POWER 2,990,608
	8.	SHARED DISPOSITIVE POWER -0-
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,990,608
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 8.93%
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) HC

SCHEDULE 13G

CUSIP No. G64626 149	Page 5 of 9 Pages

1.	NAMES OF REPORTING PERSONS Magna Group Capital Management, LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY	5.	SOLE VOTING POWER -0-
	6.	SHARED VOTING POWER -0-
EACH REPORTING PERSON WITH	7.	SOLE DISPOSITIVE POWER 2,990,608
	8.	SHARED DISPOSITIVE POWER -0-
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,990,608
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 8.93%
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

SCHEDULE 13G

CUSIP No. G64626 149	Page 6 of 9 Pages

1.	NAMES OF REPORTING PERSONS Joshua Sason
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY	5.	SOLE VOTING POWER -0-
	6.	SHARED VOTING POWER -0-
EACH REPORTING PERSON WITH	7.	SOLE DISPOSITIVE POWER 2,990,608
	8.	SHARED DISPOSITIVE POWER -0-
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,990,608
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 8.93%
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

SCHEDULE 13G

CUSIP No. G64626 149	Page 7 of 9 Pages

This Amendment No. 1 to Schedule 13G (this “Amendment No. 1”) is being filed with respect to the common stock, $0.01 par value (the “Common Stock”), of NewLead Holdings Ltd. (the “Issuer”), to amend the Schedule 13G filed on December 2, 2013 (the “Schedule 13G”). This Amendment No. 1 is being filed to report changes in the number of shares of Common Stock beneficially owned by the Reporting Persons as of December 31, 2013. Capitalized terms used herein and not otherwise defined have the meanings ascribed thereto in the Schedule 13G.

Item 4. Ownership.

Item 4 is hereby amended and restated as follows:

The beneficial ownership of Common Stock by the Reporting Persons, as of the date hereof, is as follows:

A.	MG Partners Limited

(a)	Amount beneficially owned: 2,990,608
(b)	Percent of class: 8.93%
(c)	Number of shares as to which such person has:
	(i)	Sole power to vote or to direct the vote: -0-
	(ii)	Shared power to vote or to direct the vote: -0-
	(iii)	Sole power to dispose or to direct the disposition of: 2,990,608
	(iv)	Shared power to dispose or to direct the disposition of: -0-

B.	Magna Gibraltar Investments LLC

(a)	Amount beneficially owned: 2,990,608
(b)	Percent of class: 8.93%
(c)	Number of shares as to which such person has:
	(i)	Sole power to vote or to direct the vote: -0-
	(ii)	Shared power to vote or to direct the vote: -0-
	(iii)	Sole power to dispose or to direct the disposition of: 2,990,608
	(iv)	Shared power to dispose or to direct the disposition of: -0-

C.	Hanover Holdings I, LLC

(a)	Amount beneficially owned: 2,990,608
(b)	Percent of class: 8.93%
(c)	Number of shares as to which such person has:
	(i)	Sole power to vote or to direct the vote: -0-
	(ii)	Shared power to vote or to direct the vote: -0-
	(iii)	Sole power to dispose or to direct the disposition of: 2,990,608
	(iv)	Shared power to dispose or to direct the disposition of: -0-

D.	Magna Group Capital Management, LLC

(a)	Amount beneficially owned: 2,990,608
(b)	Percent of class: 8.93%
(c)	Number of shares as to which such person has:
	(i)	Sole power to vote or to direct the vote: -0-
	(ii)	Shared power to vote or to direct the vote: -0-
	(iii)	Sole power to dispose or to direct the disposition of: 2,990,608
	(iv)	Shared power to dispose or to direct the disposition of: -0-

E.	Joshua Sason

(a)	Amount beneficially owned: 2,990,608
(b)	Percent of class: 8.93%
(c)	Number of shares as to which such person has:
	(i)	Sole power to vote or to direct the vote: -0-
	(ii)	Shared power to vote or to direct the vote: -0-
	(iii)	Sole power to dispose or to direct the disposition of: 2,990,608
	(iv)	Shared power to dispose or to direct the disposition of: -0-

SCHEDULE 13G

CUSIP No. G64626 149	Page 8 of 9 Pages

Item 10. Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the Issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

[Signatures on following page]

SCHEDULE 13G

CUSIP No. G64626 149	Page 9 of 9 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 4, 2014

MG PARTNERS LIMITED

By:	/s/ Michael Abitebol
Name: Michael Abitebol
Title: Director

MAGNA GIBRALTAR INVESTMENTS LLC

By:	/s/ Michael Abitebol
Name: Michael Abitebol
Title: Chief Operating Officer

HANOVER HOLDINGS I, LLC

By:	/s/ Joshua Sason
Name: Joshua Sason
Title: Chief Executive Officer

MAGNA GROUP CAPITAL MANAGEMENT, LLC

By:	/s/ Joshua Sason
Name: Joshua Sason
Title: Chief Executive Officer

/s/ Joshua Sason
JOSHUA SASON

EXHIBIT INDEX TO SCHEDULE 13G

EXHIBIT 1

Joint Filing Agreement, dated as of December 2, 2013, by and among MG Partners Limited, Magna Gibraltar Investments LLC, Hanover Holdings I, LLC, Magna Group Capital Management, LLC and Joshua Sason, was previously filed with the SEC on December 2, 2013 as an exhibit to the initial Schedule 13G filed by MG Partners Limited, Magna Gibraltar Investments LLC, Hanover Holdings I, LLC, Magna Group Capital Management, LLC and Joshua Sason with respect to NewLead Holdings Ltd. and is incorporated herein by reference.